Exhibit 99.1

Contact:	Michael F. Bonner Chief Financial Officer (800) 322-2644, x1907
Diane Caldwell
Investor Relations
(800) 322-2644, x1954

FOR IMMEDIATE RELEASE

STRATEGIC DISTRIBUTION, INC. REPORTS
2003 FIRST QUARTER FINANCIAL RESULTS

Bensalem, PA — May 5, 2003 - Strategic Distribution, Inc. (Nasdaq: STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the first quarter ended March 31, 2003.

Revenues for the 2003 first quarter were $40.7 million, compared to $72.4 million in the same quarter of the prior year.  The decline in revenues reflects the termination of certain services agreements, including the previously announced termination of the Kraft Foods North America, Inc. (Kraft) industrial supply services agreement, as well as general economic weakness within the manufacturing and energy sectors.  These factors were partially offset by revenues from new In-Plant Store® facilities added during the past twelve months and a $2.5 million final inventory sale related to a first quarter store closing.  In the 2003 first quarter, there were no revenues from Kraft, compared to $23.2 million in the same quarter of the prior year.  The weakened U.S. economy reduced same store revenues by approximately $5.5 million in the 2003 first quarter compared to the same period of the prior year, for stores open at least a year.  The Company expects this weakness to remain at least through the second quarter of 2003 and is continuing to closely monitor the financial condition and credit risk of customers in industries unfavorably impacted by current economic conditions.

The Company reported net income of $55,000 or 2 cents per share in the 2003 first quarter, compared to a net loss of $1.7 million or 54 cents per share in the same quarter of 2002.  Included in the 2003 first quarter net income is $0.3 million of profit on a $2.5 million final inventory sale related to a store closing.   Included in the 2002 first quarter net loss is a $1.9 million or 63 cents per share non-cash charge related to the first quarter adoption of a new accounting standard for goodwill.  At March 31, 2003, the Company had $46.4 million of cash on hand.

Strategic Distribution’s Chief Executive Officer, Don Woodring, commented stating,  “We will continue to build upon progress we have made focusing on profitable new business and improving our base business.”

Strategic Distribution will hold a conference call to discuss these results on May 6, 2003 at 8:30 a.m. Eastern Time.  To listen to this call, please click on the webcast link that is available on Strategic Distribution’s web site at www.in-plantstore.com.  The webcast will also be archived for later listening at the same web address. The call will feature CEO, Don Woodring, and CFO, Michael Bonner.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs.  Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and inefficiencies in the procurement and management of maintenance, repair and operating (MRO) materials.  Additional information about SDI and its In-Plant Store® program can be found on the company’s Web site at
www.in-plantstore.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company’s actual results could differ materially from those set forth in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2002 annual report as filed on Form 10-K with the Securities and Exchange Commission.

- Financial Table Follows -

STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except share data)

	Three months ended March 31,
	2003	2002
Revenues	$40,696	$72,392
Cost and expenses:
Cost of materials	32,113	58,448
Operating wages and benefits	3,398	5,705
Other operating expenses	1,015	1,999
Selling, general and administrative expenses	4,033	5,848
Total costs and expenses	40,559	72,000
Operating income	137	392
Interest income	143	16
Income before income taxes and cumulative effect of accounting change	280	408
Income tax expense	(225)	(139)
Income from operations before cumulative effect of accounting change	55	269
Cumulative effect of accounting change	—	(1,939)
Net income (loss)	$55	$(1,670)

Net income (loss) per common share — basic and diluted:
Income from operations	$0.02	$0.09
Cumulative effect of accounting change	—	(0.63)
Net income (loss)	$0.02	$(0.54)

Weighted average number of shares of common stock outstanding:
Basic	3,037,779	3,088,758
Diluted	3,048,307	3,088,758

- SDI -